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                           SUBSIDIARIES OF REGISTRANT

                                                                    EXHIBIT 21.1

Scottish Annuity & Life Insurance Company (Cayman) Ltd.

Scottish Annuity & Life Holdings (Bermuda) Limited

Scottish Annuity & Life Insurance Company (Bermuda) Limited

Scottish Holdings (Barbados), Limited

Scottish Holdings (U.S.), Inc.

Scottish Annuity & Life International Insurance Company (Bermuda) Ltd.

Scottish Re (U.S.), Inc.

Scottish Re Intermediaries (Canada) Limited

Scottish Re (Dublin) Limited

Tartan Wealth Management, Inc.

The Scottish Annuity Company (Cayman) Ltd.

World-Wide Holdings Limited

World-Wide Reassurance Company Limited

World-Wide Corporate Capital Limited

World-Wide Insurance PCC Limited